Exhibit 99.1

News Release

Air Products Reports Fiscal 2025 Second Quarter Results
Q2 FY25 Summary of Results (comparisons versus prior year):
•GAAP results, including loss per share# of $7.77 and net loss of $1.7 billion, driven by an after-tax charge attributable to Air Products of $2.3 billion for business and asset actions recorded during the fiscal 2025 second quarter
•Adjusted earnings per share ("EPS")* of $2.69; adjusted EBITDA* of $1.2 billion
Q2 FY25 Announcements
•Appointed Eduardo F. Menezes Chief Executive Officer of Air Products and member of the Board of Directors, joining other Board members elected in January 2025; Wayne T. Smith and Dennis H. Reilley named Chairman and Vice Chairman, respectively
•Increased quarterly dividend to $1.79 per share, marking the 43rd consecutive year of dividend increases
•Announced exit of three U.S. projects: World Energy Sustainable Aviation Fuel expansion project in Paramount, California; green liquid hydrogen project in Massena, New York; and carbon monoxide project in Texas. These and other strategic initiatives, including workforce actions under the Company's global cost reduction plan, resulted in charges of approximately $2.9 billion ($2.3 billion attributable to Air Products after tax, or $10.28 per share).
Guidance
•Revising fiscal 2025 full-year adjusted EPS guidance* to $11.85 to $12.15; fiscal 2025 third quarter adjusted EPS guidance* of $2.90 to $3.00
•Expect fiscal year 2025 capital expenditures* of approximately $5 billion
#Per share amounts are calculated and presented on a diluted basis from continuing operations attributable to Air Products.
*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of future events, transactions, and/or investment activity that could have a significant effect on the Company's future GAAP EPS or cash flow used for investing activities if any of these events were to occur.
Fiscal 2025 Second Quarter Consolidated Results
LEHIGH VALLEY, Pa. (May 1, 2025) - Air Products (NYSE: APD) today reported second quarter fiscal 2025 GAAP results, including loss per share of $7.77 and net loss of $1.7 billion, which compared to fiscal 2024 GAAP earnings per share of $2.57 and net income of $581 million. These results were driven by an after-tax charge attributable to Air Products of $2.3 billion ($10.28 per share) related to strategic business and asset actions, including project cancellations and other cost reduction measures taken during the second quarter. The non-GAAP financial measures discussed below exclude this charge as well as other items as described in the "Reconciliations of Non-GAAP Financial Measures" section beginning on page 8 of this release. Air Products' Board of Directors continues to evaluate strategic opportunities across the Company that could result in additional costs for business and asset actions in future periods.
For the quarter, on a non-GAAP basis, adjusted EPS of $2.69 decreased six percent from the prior year driven by lower volumes and higher costs. These items were partially offset by favorable pricing, which was primarily attributable to non-helium merchant products. The volume decline was driven by the September 2024 LNG divestiture and lower global helium demand, partially offset by higher volumes in our on-site business. Higher costs primarily reflect favorable non-recurring items in the prior year, inflation, and higher expense for maintenance and depreciation, which were partially offset by productivity improvements across the regions. Adjusted EBITDA of $1.2 billion was down three percent.
Second quarter sales of $2.9 billion were flat as four percent higher energy cost pass-through and one percent higher pricing were offset by three percent lower volumes, primarily due to the LNG divestiture, and two percent unfavorable currency.

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Fiscal 2025 Second Quarter Results by Business Segment
•Americas sales of $1.3 billion were up three percent versus the prior year, as four percent higher energy cost pass-through and two percent higher pricing were partially offset by two percent lower volumes and one percent unfavorable currency. Operating income of $366 million decreased two percent as higher costs driven by planned maintenance were partially offset by a favorable one-time customer contract amendment and non-helium pricing. Operating margin of 28.4 percent decreased 150 basis points, of which approximately 100 basis points was attributable to higher energy cost pass-through. Adjusted EBITDA of $575 million decreased three percent and included the impact of lower equity affiliates' income.
•Asia sales of $774 million decreased one percent from the prior year as three percent unfavorable currency and one percent lower pricing were partially offset by two percent higher energy cost pass-through and one percent higher volumes. Operating income of $191 million decreased six percent driven by lower helium pricing, net of power and fuel costs, and currency, partially offset by lower costs. Operating margin of 24.7 percent decreased 140 basis points driven by the lower helium pricing. Adjusted EBITDA of $334 million increased two percent, primarily due to business mix.
•Europe sales of $727 million increased nine percent from the prior year as five percent higher energy cost pass-through, four percent higher pricing, and two percent higher volumes were partially offset by two percent unfavorable currency. Operating income of $196 million decreased three percent as higher costs, unfavorable business mix, and currency were partially offset by higher pricing, net of power and fuel costs. Operating margin of 26.9 percent decreased 320 basis points, of which approximately 150 basis points was attributable to higher energy cost pass-through. Adjusted EBITDA of $280 million increased six percent and included the impact of higher equity affiliates' income.
•Middle East and India equity affiliates' income of $78 million increased six percent from the prior year driven by an affiliate in Saudi Arabia.
•Corporate and other sales of $95 million decreased 53 percent and operating loss of $118 million increased 35% compared to the prior year, primarily due to the divestiture of the LNG business in the fourth quarter of fiscal 2024. Operating loss in fiscal year 2025 also reflects unfavorable changes to sale of equipment project estimates, which were partially mitigated by productivity improvements.
Outlook
Air Products has provided revised full-year fiscal 2025 adjusted EPS guidance* in the range of $11.85 to $12.15. For the fiscal 2025 third quarter, Air Products' adjusted EPS guidance* is $2.90 to $3.00.
Air Products expects capital expenditures* of approximately $5 billion for full-year fiscal 2025.

*Management is unable to reconcile, without unreasonable efforts, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range. Air Products provides adjusted EPS guidance on a continuing operations basis, excluding the impact of certain items that management believes are not representative of the Company's underlying business performance, such as those described in the "Reconciliations of Non-GAAP Financial Measures" section beginning on page 8 of this release. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Similarly, it is not possible, without unreasonable efforts, to reconcile forecasted capital expenditures to future cash used for investing activities because management is not able to identify the timing or occurrence of future investment activity, which is driven by management's assessment of competing opportunities at the time the Company enters into transactions. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on the Company's future GAAP results.

Earnings Teleconference
Access the fiscal 2025 second quarter earnings teleconference scheduled for 8:00 a.m. Eastern Time on May 1, 2025 by calling 773-305-6865 and entering passcode 7519932 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE: APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world's largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2024 sales of $12.1 billion from operations in approximately 50 countries and has a current market capitalization of about $60 billion. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to execute agreements with customers and implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, scope changes, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions, divestitures, and joint venture activities, as well as our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, pandemics and other public health crises, acts of war, including Russia’s invasion of Ukraine and new and ongoing conflicts in the Middle East, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we are constructing or that we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the commencement and success of any productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Eric Guter, tel: (610) 481-1872; email: guterej@airproducts.com
Mun Shieh, tel: (610) 481-2951; email: shiehmh@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Six Months Ended
	31 March		31 March
(Millions of U.S. Dollars, except for share and per share data)	2025	2024	2025	2024
Sales	$2,916.2	$2,930.2	$5,847.7	$5,927.6
Cost of sales	2,053.9	1,991.5	4,070.4	4,058.7
Selling and administrative expense	222.0	240.6	464.4	479.0
Research and development expense	22.9	25.4	44.9	51.1
Business and asset actions	2,927.9	57.0	2,927.9	57.0
Shareholder activism-related costs	31.4	—	61.3	—
Other income (expense), net	13.9	21.5	36.8	22.3
Operating Income (Loss)	(2,328.0)	637.2	(1,684.4)	1,304.1
Equity affiliates' income	145.5	143.3	296.1	301.7
Interest expense	42.2	59.9	84.8	113.4
Other non-operating income (expense), net	(18.6)	(9.2)	20.3	(24.0)
Income (Loss) Before Taxes	(2,243.3)	711.4	(1,452.8)	1,468.4
Income tax expense (benefit)	(505.8)	130.5	(365.1)	265.9
Net Income (Loss)	(1,737.5)	580.9	(1,087.7)	1,202.5
Net income (loss) attributable to noncontrolling interests	(6.9)	8.5	25.5	20.8
Net Income (Loss) Attributable to Air Products	($1,730.6)	$572.4	($1,113.2)	$1,181.7

Per Share Data (U.S. Dollars per share)
Basic earnings (loss) per share attributable to Air Products	($7.77)	$2.57	($5.00)	$5.31
Diluted earnings (loss) per share attributable to Air Products	($7.77)	$2.57	($5.00)	$5.30

Weighted Average Common Shares (in millions)
Basic	222.8	222.5	222.7	222.5
Diluted	222.8	222.7	222.7	222.8

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 March	30 September
(Millions of U.S. Dollars)	2025	2024
Assets
Current Assets
Cash and cash items	$1,491.4	$2,979.7
Short-term investments	111.4	5.0
Trade receivables, net	1,845.9	1,821.6
Inventories	769.7	766.0
Prepaid expenses	261.6	179.9
Other receivables and current assets	707.6	610.8
Total Current Assets	$5,187.6	$6,363.0
Investment in net assets of and advances to equity affiliates	5,128.7	4,792.5
Plant and equipment, at cost	40,645.8	39,950.9
Less: accumulated depreciation	16,612.4	16,580.0
Plant and equipment, net	$24,033.4	$23,370.9
Goodwill, net	887.1	905.1
Intangible assets, net	281.6	311.6
Operating lease right-of-use assets, net	970.3	1,047.7
Noncurrent lease receivables	324.2	392.1
Financing receivables	965.3	1,220.2
Other noncurrent assets	1,094.7	1,171.5
Total Noncurrent Assets	$33,685.3	$33,211.6
Total Assets	$38,872.9	$39,574.6
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$3,423.9	$2,926.2
Accrued income taxes	182.8	558.5
Short-term borrowings	773.2	83.5
Current portion of long-term debt	830.7	611.4
Total Current Liabilities	$5,210.6	$4,179.6
Long-term debt	14,153.1	13,428.6
Long-term debt – related party	100.9	104.4
Noncurrent operating lease liabilities	637.4	677.9
Other noncurrent liabilities	1,320.9	1,350.5
Deferred income taxes	670.4	1,159.9
Total Noncurrent Liabilities	$16,882.7	$16,721.3
Total Liabilities	$22,093.3	$20,900.9
Air Products Shareholders’ Equity	14,703.4	17,036.5
Noncontrolling Interests	2,076.2	1,637.2
Total Equity	$16,779.6	$18,673.7
Total Liabilities and Equity	$38,872.9	$39,574.6

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	31 March
(Millions of U.S. Dollars)	2025	2024
Operating Activities
Net income (loss)	($1,087.7)	$1,202.5
Less: Net income attributable to noncontrolling interests	25.5	20.8
Net income (loss) attributable to Air Products	($1,113.2)	$1,181.7
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	$750.4	$710.0
Deferred income taxes	(540.1)	6.9
Tax reform repatriation	(34.9)	—
Business and asset actions	2,927.9	57.0
Undistributed earnings of equity method investments	(129.4)	(118.2)
Gain on sale of assets and investments	(12.3)	(18.2)
Share-based compensation	54.7	28.5
Noncurrent lease receivables	28.0	40.2
Other adjustments	(87.8)	26.5
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(66.9)	30.9
Inventories	(24.4)	(72.7)
Other receivables	6.5	(31.6)
Payables and accrued liabilities	(47.7)	(301.0)
Other working capital	(571.0)	(111.7)
Cash Provided by Operating Activities	$1,139.8	$1,428.3
Investing Activities
Additions to plant and equipment, including long-term deposits	($4,009.1)	($3,114.9)
Investment in and advances to unconsolidated affiliates	(365.4)	—
Investment in financing receivables	(35.8)	(392.4)
Proceeds from sale of assets and investments	36.5	20.2
Purchases of investments	(117.6)	(136.4)
Proceeds from investments	11.1	367.4
Other investing activities	60.9	30.1
Cash Used for Investing Activities	($4,419.4)	($3,226.0)
Financing Activities
Long-term debt proceeds	$2,002.5	$3,649.0
Payments on long-term debt	(332.3)	(64.7)
Increase (Decrease) in commercial paper and short-term borrowings	645.6	(131.9)
Dividends paid to shareholders	(787.4)	(777.9)
Proceeds from stock option exercises	1.1	5.7
Investments by noncontrolling interests	355.7	142.6
Other financing activities	(60.1)	(110.3)
Cash Provided by Financing Activities	$1,825.1	$2,712.5
Effect of Exchange Rate Changes on Cash	(33.8)	3.2
(Decrease) Increase in cash and cash items	($1,488.3)	$918.0
Cash and cash items – Beginning of year	2,979.7	1,617.0
Cash and Cash Items – End of Period	$1,491.4	$2,535.0
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$710.1	$321.8

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 31 March 2025
Sales	$1,287.2	$774.1	$727.4	$32.8	$94.7	$2,916.2
Operating income (loss)	365.7	191.4	195.5	(2.9)	(118.4)	631.3	(A)
Depreciation and amortization	178.4	131.8	56.8	6.4	10.2	383.6
Equity affiliates' income	31.2	10.5	27.7	78.2	4.7	152.3	(A)
Three Months Ended 31 March 2024
Sales	$1,245.8	$779.7	$667.9	$35.7	$201.1	$2,930.2
Operating income (loss)	371.9	203.6	201.0	5.6	(87.9)	694.2	(A)
Depreciation and amortization	174.1	116.4	50.8	6.7	12.8	360.8
Equity affiliates' income	44.2	8.3	11.7	73.9	5.2	143.3	(A)

Six Months Ended 31 March 2025
Sales	$2,574.8	$1,591.2	$1,424.6	$65.6	$191.5	$5,847.7
Operating income (loss)	753.9	407.8	382.0	(3.5)	(235.4)	1,304.8	(A)
Depreciation and amortization	351.8	254.7	111.3	12.9	19.7	750.4
Equity affiliates' income	66.3	20.8	45.9	163.2	6.7	302.9	(A)
Six Months Ended 31 March 2024
Sales	$2,497.9	$1,573.5	$1,399.1	$71.1	$386.0	$5,927.6
Operating income (loss)	726.3	414.8	398.6	9.5	(188.1)	1,361.1	(A)
Depreciation and amortization	343.8	228.2	99.0	13.3	25.7	710.0
Equity affiliates' income	81.3	12.5	32.4	166.8	8.7	301.7	(A)

Total Assets
31 March 2025	$11,274.1	$6,990.9	$6,215.6	$10,067.4	$4,324.9	$38,872.9
30 September 2024	12,383.8	7,436.5	5,849.2	8,477.4	5,427.7	39,574.6
(A) Refer to the "Reconciliation to Consolidated Results" section below.
Reconciliation to Consolidated Results
The table below reconciles total operating income disclosed in the table above to consolidated operating income (loss) as reflected on our consolidated income statements:

	Three Months Ended		Six Months Ended
	31 March		31 March
Operating Income (Loss)	2025	2024	2025	2024
Total	$631.3	$694.2	$1,304.8	$1,361.1
Business and asset actions	(2,927.9)	(57.0)	(2,927.9)	(57.0)
Shareholder activism-related costs	(31.4)	—	(61.3)	—
Consolidated Operating Income (Loss)	($2,328.0)	$637.2	($1,684.4)	$1,304.1

The table below reconciles total equity affiliates' income disclosed in the table above to consolidated equity affiliates' income as reflected on our consolidated income statements:
	Three Months Ended		Six Months Ended
	31 March		31 March
Equity Affiliates' Income	2025	2024	2025	2024
Total	$152.3	$143.3	$302.9	$301.7
Equity method investment impairment associated with business and asset actions	(6.8)	—	(6.8)	—
Consolidated Equity Affiliates' Income	$145.5	$143.3	$296.1	$301.7

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted earnings per share ("EPS"), adjusted EBITDA, and capital expenditures, while on a segment basis, we present adjusted EBITDA. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments", have on the calculation of our adjusted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
NON-GAAP ADJUSTMENTS
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude gains or losses that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans. Additionally, as further discussed below, our adjustments in this release include other gains and losses that are not associated with the ongoing operation of our business. These items are oftentimes difficult to predict; however, the reader should be aware that we may recognize similar gains or losses in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions. Additionally, in some cases, we may adjust for tax-only items, such as the income tax benefit related to U.S. tax reform and additional withholding taxes related to the repatriation of foreign earnings in fiscal year 2025 as discussed below.
Business and Asset Actions
During the second quarter of fiscal year 2025, we recognized charges of $2,934.7 ($2,290.6 attributable to Air Products after tax, or $10.28 per share) for the strategic business and asset actions described below. Our Board of Directors continues to evaluate strategic opportunities across our business that could result in additional costs in future periods. For the prior year quarter, business and asset actions of $57.0 ($43.8 after tax, or $0.20 per share) resulted from severance and other postemployment benefits payable to employees identified under a global cost reduction plan. The charges for business and asset actions in fiscal years 2025 and 2024 were not allocated to our reportable segments.
Project Exit Costs
During the second quarter of fiscal year 2025, our Board of Directors and Chief Executive Officer initiated a project review in an effort to streamline our backlog and allow us to focus resources on projects that we believe will enhance value for our shareholders. In connection with this review, we decided to exit various projects related to clean energy generation and distribution.
As a result of these decisions, we recorded project exit costs of $2,861.8 and $6.8 through operating loss and equity affiliates' income, respectively. The majority of these costs related to projects in the Americas segment. The charge reflected in operating loss primarily includes the write down of project assets to their estimated net realizable value as well as estimated costs required to terminate various contractual commitments. The non-cash portion of this charge totaled approximately $2.4 billion, which was largely attributable to plant and equipment and other noncurrent assets associated with the sustainable aviation fuel expansion project with World Energy in Paramount, California. The $6.8 recorded to equity affiliates' income reflects an other-than-temporary impairment of a joint venture in China that had been formed to develop clean hydrogen infrastructure in the region. The amount of these charges attributable to our noncontrolling partners was $3.5.
Our estimates related to exiting these projects, including the net realizable value of assets to be disposed, reflect our best judgment based on information available at the time the project exit costs were recorded. Final settlement of these items may differ materially from our current estimates, which could impact our consolidated financial statements in future periods.

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Global Cost Reduction Plan
We initiated a global cost reduction plan in June 2023 that provides severance and other postemployment benefit to employees identified for involuntarily separation. Costs incurred in connection with the plan totaled $66.1 and $57.0 for the second quarter of fiscal years 2025 and 2024, respectively.
Shareholder Activism-Related Costs
During the second quarter of fiscal year 2025, we recorded costs of $31.4 ($31.0 after tax, or $0.14 per share) in connection with a proxy contest led by an activist shareholder that concluded in January upon certification of the election of directors following our 2025 Annual Meeting of Shareholders. Following the election, the Board of Directors appointed a new Chief Executive Officer ("CEO"). The costs incurred during the second quarter primarily reflect executive separation costs for our former CEO, which included a noncash expense of $22.4 to accelerate vesting of share-based awards and $7.3 for severance and other cash benefits that were paid during the quarter.
For additional information regarding post-employment benefits under our Executive Separation Program, refer to our Proxy Statement for the 2025 Annual Meeting of Shareholders.
De-designation of Cash Flow Hedges
During the third quarter of fiscal year 2024, we discontinued cash flow hedge accounting for certain interest rate swaps designed to hedge long-term variable rate debt facilities during the construction period of the NEOM Green Hydrogen Project. These swaps are held by NEOM Green Hydrogen Company, a consolidated joint venture accounted for under the variable interest model, of which Air Products owns a one-third interest. We expect the affected swaps to remain de-designated until outstanding borrowings from the available project financing are commensurate with the notional value of the instruments, at which time these instruments may re-qualify for cash flow hedge accounting. As a result of the de-designation, unrealized gains and losses are recorded to "Other non-operating income (expense), net" on our consolidated income statements. During the second quarter of fiscal year 2025, we recognized an unrealized loss of $11.5 ($3.0 attributable to Air Products after tax, or $0.01 per share). The amount of the unrealized loss attributable to our noncontrolling partners was $7.5.
We expect to recognize changes to the fair value of the impacted instruments through earnings in future periods until they re-qualify for cash flow hedge accounting. It is not possible to predict the significance of adjustments in future periods given potential interest rate volatility.
Non-Service Related Pension Items
As discussed above, we exclude the impact of the non-service components of our defined benefit pension plans because they are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Non-service related pension items resulted in net non-operating costs of $10.7 ($8.0 after tax, or $0.04 per share) and $25.1 ($18.9 after tax, or $0.08 per share) for the three months ended 31 March 2025 and 2024, respectively.
Income Taxes
Tax Reform Adjustment Related to Deemed Foreign Dividends
During the second quarter of fiscal year 2025, we recorded a net income tax benefit of $34.9 ($0.16 per share) related to our intent to file a refund claim after a review of several U.S. Tax Court cases regarding the U.S. taxation of deemed foreign dividends in the transition year of the U.S. Tax Cuts and Jobs Act (our fiscal year 2018). While we were not a party to these cases, the opinions resulted in a change to our intent to pursue a refund claim. The $34.9 income tax benefit is net of a $67.8 reserve for an uncertain tax position related to the calculation of the refund amount.

Tax on Repatriation of Foreign Earnings
During the second quarter of fiscal year 2025, we recorded an income tax expense of $31.4 ($0.14 per share) related to estimated withholding taxes on foreign earnings we no longer intend to indefinitely reinvest. There were no other significant changes to our assumptions regarding the reinvestment of foreign earnings during the first six months of fiscal year 2025.

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ADJUSTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted EPS, which we view as a key performance metric, for the second quarter of fiscal years 2025 and 2024. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. Per share impacts are calculated independently and may not sum to total GAAP EPS and total adjusted EPS due to rounding.

Q2 2025 vs. Q2 2024	Operating Income/Loss	Equity Affiliates' Income	Other Non-Operating Inc/Exp, Net	Income Tax Benefit/Expense	Net Income/Loss Attributable to Air Products	Earnings/Loss per Share(A)
Q2 2025 GAAP	($2,328.0)	$145.5	($18.6)	($505.8)	($1,730.6)	($7.77)
Q2 2024 GAAP	637.2	143.3	(9.2)	130.5	572.4	2.57
$ GAAP Change						($10.34)
% GAAP Change						**
Q2 2025 GAAP	($2,328.0)	$145.5	($18.6)	($505.8)	($1,730.6)	($7.77)
Business and asset actions(B)	2,927.9	6.8	—	640.6	2,290.6	10.28
Shareholder activism-related costs	31.4	—	—	0.4	31.0	0.14
Loss on de-designation of cash flow hedges(C)	—	—	11.5	1.0	3.0	0.01
Non-service pension cost, net	—	—	10.7	2.7	8.0	0.04
Tax reform adjustment related to deemed foreign dividends	—	—	—	34.9	(34.9)	(0.16)
Tax on repatriation of foreign earnings	—	—	—	(31.4)	31.4	0.14
Q2 2025 Adjusted Measures	$631.3	$152.3	$3.6	$142.4	$598.5	$2.69
Q2 2024 GAAP	$637.2	$143.3	($9.2)	$130.5	$572.4	$2.57
Business and asset actions	57.0	—	—	13.2	43.8	0.20
Non-service pension cost, net	—	—	25.1	6.2	18.9	0.08
Q2 2024 Adjusted Measures	$694.2	$143.3	$15.9	$149.9	$635.1	$2.85
$ Adjusted Change						($0.16)
% Adjusted Change						(6%)
(A)Calculated and presented on a diluted basis from continuing operations attributable to Air Products. Because we reported a loss from operations in fiscal year 2025, GAAP loss per share is calculated using the basic weighted average share value of 222.8 million, which does not consider outstanding share-based awards due to their anti-dilutive effect. Adjusted earnings per share is calculated using a diluted weighted average share value of 222.9 million.
(B)Includes $3.5 attributable to noncontrolling interests.
(C)Includes $7.5 attributable to noncontrolling interests.
** Change versus prior period is not meaningful due to the $2.9 billion pre-tax charge for business and asset actions in fiscal year 2025.

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ADJUSTED EBITDA
We define adjusted EBITDA as net income or loss less income or loss from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax expense (benefit), and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance on both a consolidated and a segment basis.
The tables below present a reconciliation of consolidated net income on a GAAP basis to consolidated adjusted EBITDA:

2025	Q1	Q2	Q3	Q4	Q2 YTD Total
Net income (loss)	$649.8	($1,737.5)			($1,087.7)
Add: Interest expense	42.6	42.2			84.8
Less: Other non-operating income (expense), net	38.9	(18.6)			20.3
Add: Income tax expense (benefit)	140.7	(505.8)			(365.1)
Add: Depreciation and amortization	366.8	383.6			750.4
Add: Business and asset actions	—	2,927.9			2,927.9
Add: Shareholder activism-related costs	29.9	31.4			61.3
Add: Equity method investment impairment associated with business and asset actions	—	6.8			6.8
Adjusted EBITDA	$1,190.9	$1,167.2			$2,358.1

2024	Q1	Q2	Q3	Q4	Q2 YTD Total
Net income	$621.6	$580.9	$708.9	$1,951.0	$1,202.5
Less: Loss from discontinued operations, net of tax	—	—	—	(13.9)	—
Add: Interest expense	53.5	59.9	55.7	49.7	113.4
Less: Other non-operating income (expense), net	(14.8)	(9.2)	(1.3)	(48.5)	(24.0)
Add: Income tax expense	135.4	130.5	140.6	538.4	265.9
Add: Depreciation and amortization	349.2	360.8	360.3	380.8	710.0
Less: Gain on sale of business	—	—	—	1,575.6	—
Add: Business and asset actions	—	57.0	—	—	57.0
Adjusted EBITDA	$1,174.5	$1,198.3	$1,266.8	$1,406.7	$2,372.8

2025 vs. 2024	Q1	Q2			Q2 YTD Total
Change GAAP
Net income (loss) $ change	$28.2	($2,318.4)			($2,290.2)
Net income (loss) % change	5%	**			**
Change Non-GAAP
Adjusted EBITDA $ change	$16.4	($31.1)			($14.7)
Adjusted EBITDA % change	1%	(3%)			(1%)
** Change versus prior period is not meaningful due to the $2.9 billion pre-tax charge for business and asset actions in fiscal year 2025.

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The tables below present a reconciliation of operating income to adjusted EBITDA for the Company's three largest regional segments for the three months ended 31 March 2025 and 2024:

Americas	Q2 FY25	Q2 FY24	$ Change	% Change
Operating income	$365.7	$371.9	($6.2)	(2%)
Add: Depreciation and amortization	178.4	174.1
Add: Equity affiliates' income	31.2	44.2
Adjusted EBITDA	$575.3	$590.2	($14.9)	(3%)

Asia	Q2 FY25	Q2 FY24	$ Change	% Change
Operating income	$191.4	$203.6	($12.2)	(6%)
Add: Depreciation and amortization	131.8	116.4
Add: Equity affiliates' income	10.5	8.3
Adjusted EBITDA	$333.7	$328.3	$5.4	2%

Europe	Q2 FY25	Q2 FY24	$ Change	% Change
Operating income	$195.5	$201.0	($5.5)	(3%)
Add: Depreciation and amortization	56.8	50.8
Add: Equity affiliates' income	27.7	11.7
Adjusted EBITDA	$280.0	$263.5	$16.5	6%

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CAPITAL EXPENDITURES
Capital expenditures is a non-GAAP financial measure that we define as the sum of cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables on our consolidated statements of cash flows. Additionally, we adjust additions to plant and equipment to exclude NEOM Green Hydrogen Company (“NGHC”) expenditures funded by the joint venture's project financing, which is non-recourse to Air Products, as well as our partners’ equity contributions to arrive at a measure that we believe is more representative of our investment activities. Substantially all the funding we provide to NGHC is limited for use by the venture for its capital expenditures.
A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Six Months Ended
	31 March
	2025	2024
Cash used for investing activities	$4,419.4	$3,226.0
Proceeds from sale of assets and investments	36.5	20.2
Purchases of investments	(117.6)	(136.4)
Proceeds from investments	11.1	367.4
Other investing activities	60.9	30.1
NGHC expenditures not funded by Air Products' equity(A)	(1,470.9)	(836.2)
Capital expenditures	$2,939.4	$2,671.1
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
The components of our capital expenditures are detailed in the table below:

	Six Months Ended
	31 March
	2025	2024
Additions to plant and equipment, including long-term deposits	$4,009.1	$3,114.9
Investment in and advances to unconsolidated affiliates	365.4	—
Investment in financing receivables	35.8	392.4
NGHC expenditures not funded by Air Products' equity(A)	(1,470.9)	(836.2)
Capital expenditures	$2,939.4	$2,671.1
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.
We expect capital expenditures of approximately $5 billion for fiscal year 2025.

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OUTLOOK
The adjusted EPS guidance below is provided on a diluted basis from continuing operations attributable to Air Products and is compared to historical adjusted EPS. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each of our non-GAAP adjustments is calculated independently and may not sum to total adjusted EPS due to rounding.
It is not possible, without unreasonable efforts, to identify the timing or occurrence of similar future events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS to a comparable GAAP range.

	Q3	Full Year
2024 EPS(A)	$3.13	$17.24
Gain on sale of business	—	(5.38)
Business and asset actions	—	0.20
(Gain) Loss on de-designation of cash flow hedges	(0.01)	0.02
Non-service pension cost, net	0.09	0.34
2024 Adjusted EPS(A)	$3.20	$12.43
2025 Adjusted EPS Outlook	$2.90 – $3.00	$11.85 – $12.15
$ Change	(0.30) – (0.20)	(0.58) – (0.28)
% Change	(9%) – (6%)	(5%) – (2%)
(A)We completed the divestiture of our LNG business on September 30, 2024; therefore, this business will not contribute to fiscal year 2025 results and, accordingly, is not reflected in our fiscal year 2025 guidance. In fiscal year 2024, the LNG business generated operating income for our Corporate and other segment of approximately $25, $35, $35, $40, and $135 for the first four quarters and full year, respectively.